Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-180342

Final Term Sheet

2.145% Notes due 2018

3.219% Notes due 2022

Floating Rate Notes due 2018

2.145% Notes due 2018

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 6, 2015

Settlement Date:	January 9, 2015 (T+3)

Stated Maturity:	January 9, 2018

Principal Amount:	$750,000,000

Interest Rate:	2.145%

Benchmark Treasury:	1.000% due December 15, 2017

Benchmark Treasury Yield and Price:	0.995%; 100-00+

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	2.145%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$748,125,000 (99.750%)

Interest Payment Dates:	Semi-annually on each January 9 and July 9, beginning July 9, 2015

Joint Book-Running Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	Banco Bradesco BBI S.A. BB Securities Limited Lloyds Securities Inc. Mizuho Securities USA Inc. SG Americas Securities, LLC

CUSIP/ISIN:	345397 WZ2 / US345397WZ29

3.219% Notes due 2022

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 6, 2015

Settlement Date:	January 9, 2015 (T+3)

Stated Maturity:	January 9, 2022

Principal Amount:	$750,000,000

Interest Rate:	3.219%

Benchmark Treasury:	2.125% due December 31, 2021

Benchmark Treasury Yield and Price:	1.769%; 102-10+

Spread to Benchmark Treasury:	+145 basis points

Yield to Maturity:	3.219%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$747,000,000 (99.600%)

Interest Payment Dates:	Semi-annually on each January 9 and July 9, beginning July 9, 2015

Joint Book-Running Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	Banco Bradesco BBI S.A. BB Securities Limited Lloyds Securities Inc. Mizuho Securities USA Inc. SG Americas Securities, LLC

CUSIP/ISIN:	345397 XA6 / US345397XA68

Floating Rate Notes due 2018

In addition to the 2.145% Notes due 2018 and the 3.219% Notes due 2022 described in the preliminary prospectus supplement dated January 6, 2015, the issuer is also issuing a series of Floating Rate Notes due 2018.   Please see the preliminary prospectus supplement dated January 6, 2015 and the accompanying prospectus dated March 26, 2012 for additional information.  Certain of the terms of the Floating Rate Notes are described below.

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 6, 2015

Settlement Date:	January 9, 2015 (T+3)

Stated Maturity:	January 9, 2018

Principal Amount:	$500,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Dealer’s Commission:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$498,750,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+94 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-Month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on the 9th of January, April, July and October of each year prior to the Maturity Date, commencing April 9, 2015

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on the 9th of January, April, July and October of each year, commencing April 9, 2015 and ending on the Maturity Date

Interest Payment Date Convention:	Modified, Following Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	Banco Bradesco BBI S.A. BB Securities Limited Lloyds Securities Inc. Mizuho Securities USA Inc. SG Americas Securities, LLC
CUSIP/ISIN:	345397 XC2 / US345397XC25

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc., toll free at 1-888-603-5847; Credit Agricole Securities (USA) Inc., toll free at 1-866-807-6030; Goldman, Sachs & Co., toll free at 1-866-471-2526; J.P. Morgan Securities LLC, collect at 212-834-4533; and RBC Capital Markets, LLC, toll free at 1-866-375-6829.